EX 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF MFI HOLDING CORPORATION
The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements. The consolidated financial statements are filed as Exhibit 99.1 to the Form 8-K of Post Holdings, Inc. filed on May 19, 2014, to which this Exhibit 99.3 is also attached. This discussion may contain forward-looking statements, and actual results may differ materially from those indicated in forward-looking statements.
General
Overview. MFI Holding Corporation (“us,” “we,” “our”) is a producer and distributor of egg products to the foodservice, retail and food ingredient markets. We are also a producer and distributor of refrigerated potato products to the foodservice and retail grocery markets. Additionally, we distribute refrigerated food items, primarily cheese and other products sold in the dairy case, to the retail grocery market, predominantly in the central United States. We focus our growth efforts on the specialty sectors within our food categories and strive to be a market leader in product innovation and efficient production. We have a strategic focus on value-added processing of food products, which is designed to capitalize on key food industry trends, such as (i) the desire for improved safety and convenience, (ii) the focus by foodservice operators on reducing labor and waste, and (iii) the long-term trend toward food consumption away from home, which continues to be slowed somewhat by the economic environment. We believe our operational scale, product breadth and geographic scope make us an attractive and important strategic partner for our customers, which include foodservice distributors, major restaurant chains, food ingredient companies and the retail grocery market.
Acquisitions. We have historically focused on making small acquisitions that expand our current product offerings and/or geographic scope and broaden our technological expertise. On June 27, 2013, we purchased the net assets of Primera Foods Corporation (“Primera”), an egg products processing company with operations in the Midwest. The purchase price of $38.9 million was financed through cash from operations.
We entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 16, 2014, by and among MFI Holding Corporation, Post Holdings, Inc, Acquisition Sub, Inc., a newly organized, wholly-owned subsidiary of Post Holdings, Inc. (“Merger Sub”), and GS Capital Partners VI Fund, L.P. as representative for the stockholders and optionholders of MFI Holding Corporation.
Under the terms of the Merger Agreement, Post Holdings, Inc. will acquire us for $2.45 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Post Holdings, Inc. will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax benefits that we are expected to realize from payments to be made by or on our behalf in connection with the transactions contemplated by the Merger Agreement.
Commodity Risk Management. Our principal exposure to market risks that may adversely affect our results of operations and financial position includes changes in future commodity prices and interest rates. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of commodity futures contracts, when appropriate. We do not trade or use instruments with the objective of earning financial gains on commodity prices, nor do we use instruments where there are not underlying exposures. See “Market Risk-Commodity Risk Management” herein.

EX 99.3

Results of Operations
The following table summarizes the historical results of our divisional operations and such data as a percentage of total net sales. The information contained in this table should be read in conjunction with the consolidated financial statements filed with this Form 8-K on Exhibit 99.1 and related notes, including “Note 13-Business Segments”.

	Year Ended
	December 28, 2013		December 29, 2012		December 31, 2011
	$	%	$	%	$	%
Statement of Operations Data:
External net sales:
Egg products	1,431,218	73.5	1,315,705	70.9	1,228,410	69.5
Refrigerated Potato products	170,870	8.8	153,481	8.3	138,004	7.8
Cheese & Other Dairy-Case products	346,195	17.7	386,868	20.8	400,174	22.7
Total net sales	1,948,283	100.0	1,856,054	100.0	1,766,588	100.0
Cost of sales	1,623,024	83.3	1,544,501	83.2	1,493,575	84.5
Gross profit	325,259	16.7	311,553	16.8	273,013	15.5
Selling, general and administrative expenses	161,336	8.3	177,253	9.6	156,853	8.9
Operating profit (loss):
Egg products	130,279	6.7	113,803	6.1	99,265	5.6
Refrigerated Potato products	20,782	1.1	18,594	1.0	13,020	0.7
Cheese & Other Dairy-Case products	23,878	1.2	26,180	1.4	23,523	1.3
Corporate	(11,016)	(0.6)	(24,277)	(1.3)	(19,648)	(1.1)
Total operating profit	163,923	8.4	134,300	7.2	116,160	6.6
Interest expense, net	111,212	5.7	91,187	4.9	98,140	5.6
Net earnings	33,769	1.7	29,444	1.6	14,267	0.8
Results for the Year Ended December 28, 2013 Compared to Results for the Year Ended December 29, 2012
Net Sales. Net sales for 2013 increased $92.2 million, or 5%. Net sales were $1,948.3 million for 2013 compared to $1,856.1 million in 2012. The increased net sales reflected volume growth of 5.1% with gains in our egg and refrigerated potato product business segments offsetting a decline in our cheese and other dairy-case products business segment.
Egg Products Division Net Sales. External net sales for 2013 increased $115.5 million, or 8.8%. The net sales increase was due to a 5.5% increase in volume, which was seen across all distribution channels.  Foodservice and Food Ingredient volumes were favorably affected as a result of the Primera acquisition made effective June 27, 2013. Primera accounted for approximately 49% of the 5.5% volume increase. Pass-through of input costs, which were higher due to increased commodity costs between periods, also contributed to the net sales increase.
Refrigerated Potato Products Division Net Sales. External net sales for 2013 increased $17.4 million, or 11.3%. The net sales increase was due to a 13.9% increase in volume, driven primarily by strong foodservice growth.
Cheese & Other Dairy-Case Products Division Net Sales. External net sales for 2013 decreased $40.7 million, or 10.5%. The net sales decrease reflected volume decreases of 11.4% due to significant competitive pricing activity in branded cheese and reduced distribution in our private-label cheese and butter businesses. The lower sales decline compared to volume was due to the pricing impact of higher commodity prices between periods.
Cost of Sales. Cost of sales for 2013 increased approximately $78.5 million, or 5.1%, to $1,623 million from $1,544.5 million in 2012. The increased cost of sales reflected volume growth of 5.1% and higher commodity input costs across the business.

EX 99.3

Egg Products Division Cost of Sales. Cost of sales for 2013 increased approximately $99 million, or 9%. The cost of sales increase was due to a 5.5% increase in volume and increased commodity costs between periods due primarily to an increase in market-related egg purchases as market egg costs (as measured by Urner Barry Publications) were up 14.6% compared to 2012.
Refrigerated Potato Products Division Cost of Sales. Cost of sales for 2013 increased approximately $16.4 million, or 15.3%. The cost of sales increase was primarily due to a 13.9% increase in volume.
Cheese & Other Dairy-Case Products Division Cost of Sales. Cost of sales for 2013 decreased approximately $36.9 million, or 11%. The cost of sales decrease reflected volume decreases of 11.4%, offset somewhat by higher commodity cheese costs between periods, which were up 3.8%.
Gross Profit. Gross profit for 2013 increased $13.7 million, or 4.4%. Gross profit was $325.3 million for 2013 compared to $311.6 million in 2012. Our gross profit margin was 16.7% in 2013 and 16.8% in 2012.
Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) for 2013 decreased $15.9 million, or 9%, primarily as a result of reduced legal costs in 2013 compared to 2012, which included a $5.8 million charge with respect to damages awarded by a jury in the National Pasteurized Eggs, Inc. litigation and other legal costs (see Note 7 to our consolidated financial statements). The $5.8 million jury award and various awarded costs were reduced in July 2013 to $4.5 million. The $1.3 million reduction is reflected in 2013 as an expense reduction. The 2013 period also reflects reduced marketing and compensation-related costs.
Operating Profit. Operating profit for 2013 increased $29.6 million, or 22%. Operating profit was $163.9 million in 2013 compared to $134.3 million in 2012. The increase in operating profit for 2013 was due to the factors described above.
Egg Products Division Operating Profit. Operating profit for 2013 increased $16.5 million, or 14.5%. The increase was mainly a result of volume growth and the improved alignment of pricing with input costs in the Foodservice and Food Ingredient channels. Higher egg white costs and a very competitive pricing environment prevented us from passing through the higher input costs, leading to a decline in Retail operating profit.
Refrigerated Potato Products Division Operating Profit. Operating profit for 2013 increased $2.2 million, or 11.8%, to $20.8 million compared to $18.6 million in 2012. The increase was mainly a result of volume growth, efficient plant operations and lower casualty insurance costs.
Cheese & Other Dairy-Case Products Division Operating Profit. Operating profit for 2013 decreased $2.3 million, or 8.8%. The decrease was mainly a result of volume decreases and increased cheese and butter costs that could not be passed on to customers due to significant competitive pricing activity, especially in branded cheese.
Interest Expense. 2013 interest expense increased $20 million, or 22%, due to higher outstanding debt levels during the year mainly as a result of the issuance of the 8.5% / 9.25% PIK senior notes in December 2012 offset by lower levels of unrealized losses on interest rate swaps of $0.7 million compared to $2.4 million in 2012.
Unrealized (gain) loss on currency transactions. We recorded the change in exchange rates impacting an intercompany Canadian currency-denominated note receivable due from our Canadian subsidiary, MFI Food Canada Ltd.
Income Taxes. Our effective tax rate on pretax earnings was 33% for 2013, compared with the rate of 28.1% for 2012. The respective effective tax rates were affected by the level of income between periods, the amount of permanent differences between book and taxable income, changes in state income taxes, changes in uncertain tax positions recorded and by the results in our foreign subsidiary, which impacted the valuation allowance against its deferred tax assets and the effective rate. The effective rate for 2013 was also favorably affected by the American Taxpayer Relief Act of 2012 (the “Act”), which was enacted in the first quarter of 2013. The Act retroactively reinstated, back to the beginning of 2012, the research and development and work opportunity tax credits. The impact was recorded in the first quarter of 2013. See also Note 4 to the consolidated financial statements.
Results for the Year Ended December 29, 2012 Compared to Results for the Year Ended December 31, 2011
Net Sales. Net sales for 2012 increased $89.5 million, or 5.1%. Net sales were $1,856.1 million for the year ended December 29, 2012 compared to $1,766.6 million in 2011. The change in net sales primarily reflects higher volumes experienced during 2012. Overall volume increased 4.8%, compared to 2011, reflecting increases in volume in the Egg Products and Refrigerated Potato Products Divisions, offset by slightly lower volumes for the Cheese & Other Dairy-Case Products Division.

EX 99.3

Egg Products Division Net Sales. External net sales for 2012 increased $87.3 million, or 7.1%. Net sales increased over 2011 due to volume gains and the pass-through of higher commodity costs. Unit sales increased by 4.6% in 2012 compared to 2011, driven by increases across all of our channels, foodservice, food ingredient and retail.
Refrigerated Potato Products Division Net Sales. External net sales for 2012 increased $15.5 million, or 11.2%. Unit sales increased by 10.6% in 2012 compared to 2011, driven by strong growth in our foodservice business.
Cheese & Other Dairy-Case Products Division Net Sales. External net sales for 2012 decreased $13.3 million, or 3.3%. Unit sales decreased 1.3% in 2012 due to decreased volume in private-label butter. Volume in our core branded, private-label, and deli cheese business grew 2% in 2012. Lower average commodity prices, predominately in butter, and lower levels of promotional spending impacted net pricing, which led to a larger decrease in sales compared to volumes.
Gross Profit. Gross profit for 2012 increased $38.5 million, or 14.1%. Gross profit was $311.6 million for 2012 compared to $273.0 million in 2011. Our gross profit margin increased to 16.8% in 2012 as compared to 15.5% in 2011. The increase in gross profit margins reflected improved contributions from all of our divisions due to improved alignment of selling prices and input costs. Although the year included some dramatic commodity impacts in corn, soybean meal, cheese, butter and energy-related costs, we were better able to pass higher costs through to our customers on a timely basis. We also experienced very good operating results during the year across our manufacturing facilities.
Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) for 2012 increased $20.4 million, or 13%. SG&A was $177.3 million for the year ended December 29, 2012 compared to $156.9 million in 2011. The main reasons for the increase were the $5.8 million in damages awarded by a jury in the National Pasteurized Eggs, Inc. litigation described in the footnotes to the consolidated financial statements, the associated legal costs, increased marketing costs to support the volume growth of the business, and compensation costs, primarily incentive compensation accruals.
Operating Profit. Operating profit for 2012 increased $18.1 million, or 15.6%. Operating profit was $134.3 million in 2012, compared to $116.2 million in 2011. The increase in operating profit for 2012 was due to the factors described above.
Egg Products Division Operating Profit. Operating profit for 2012 increased $14.5 million, or 14.6%. The increase was mainly a result of volume growth and the improved alignment of pricing with input costs.
Refrigerated Potato Products Division Operating Profit. Operating profit for 2012 increased $5.6 million, or 42.8%, to $18.6 million compared to $13 million in 2011. The results in 2012 were positively affected by the volume growth and continued improvement in operating efficiencies at our Minnesota production facility.
Cheese & Other Dairy-Case Products Division Operating Profit. Operating profit for 2012 increased $2.6 million, or 11.3%. The increase was the result of a reduction in sales and marketing expenses due to an allocation change, offsetting a run-up in cheese and other dairy costs late in the year that we were unable to pass thorough to our customers on a timely basis.
Interest Expense. 2012 interest expense decreased $7 million, or 7.1%, due to reduced interest costs related to refinancing the term B loan in early 2011, lower levels of unrealized losses related to interest rate swaps of $2.4 million compared to $6.5 million in 2011 and lower outstanding debt levels during much of the year offset by interest expense recorded as a result of the issuance of the 8.5% / 9.25% PIK senior notes in December 2012.
Unrealized (gain) loss on currency transactions. We recorded the change in exchange rates impacting an intercompany Canadian currency-denominated note receivable due from our Canadian subsidiary, MFI Food Canada Ltd.
Loss on early extinguishment of debt. In conjunction with the February 25, 2011 refinancing of our credit agreement, we recorded a $3.5 million loss on extinguishment of debt for those lenders who did not participate in the amended and restated credit agreement.
Income Taxes. Our effective tax rate on pretax earnings was 28.1% for the year ended December 29, 2012 compared with the rate of (4.9%) for the year ended December 31, 2011. The respective effective tax rates were affected by the level of income between periods, the amount of permanent differences between book and taxable income, changes in state income taxes, changes in uncertain tax positions recorded and by the results in our foreign subsidiary, which impacted the valuation allowance against its deferred tax assets and the effective rate. Although the effective tax rate for the years ended December 29, 2012 and December 31, 2011 were also both favorably affected by a change in the state tax rate used to determine our deferred income tax assets and liabilities, the benefit to our effective tax rate was much more significant in 2011 than in 2012. See also Note 4 to the consolidated financial statements.

EX 99.3

Seasonality and Inflation
Our consolidated quarterly operating results are affected by the seasonal fluctuations of net sales. For example, shell egg prices typically rise seasonally in the first and fourth quarters of the year due to increased demand during holiday periods. Consequently, net sales in the Egg Products Division may increase in the first and fourth quarters. Generally, the Cheese & Other Dairy-Case Products Division has higher net sales and operating profits in the fourth quarter, coinciding with incremental consumer demand during the holiday season. Operating profits from the Refrigerated Potato Products Division are less seasonal, but tend to be higher in the second half of the year, coinciding with the potato harvest and incremental consumer demand.
Generally, other than fluctuations in certain raw material costs, largely related to short-term supply and demand variances, inflation has not been a significant factor in our operations, since we can generally offset the impact of inflation through a combination of productivity gains and price increases over time. However, we had unusual inflationary impacts to our operations at times during the past few years, as we experienced notable inflation for key purchased items such as corn, soybean meal, cheese, natural gas, diesel fuel and packaging materials. The run-up and volatility in these costs over the past few years have made it difficult to pass through all of these costs on a timely basis. Although we have variable pass-through pricing contracts in place with many of our customers, the delay in the reset mechanisms (typically 1 to 3 months) dictates the timing of pass-through price increases. In addition, the pricing mechanisms do not always cover the full range of cost increases related to items such as transportation and packaging costs. Due to the significance of the increases resulting from the pass-through items, it is sometimes difficult to pass on these additional costs to customers in a timely manner, which can impact profitability in periods of significant run-ups. However, due to the high percentage of our variable-pricing contracts and the shorter duration of our remaining fixed-price contracts, our pricing tends to catch up and equalize those fluctuations over time. The most significant impact of input cost volatility is the variation in quarterly results that can occur due to the pricing lag.

Liquidity and Capital Resources
In conjunction with the sale of the Company to Post Holdings, Inc. and per the Merger Agreement, much of the indebtedness of the Company and Michael Foods Holding, LLC will be prepaid at the effective date of the Merger. The Merger is currently expected to close in the second quarter of 2014. For more information regarding the sale of the Company to Post Holdings, Inc. please see Note 14 to the condensed consolidated financial statements.
Historically, we have financed our liquidity requirements through internally generated funds, bank borrowings and the issuance of other indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Our investments in acquisitions, capital expenditures and joint ventures have been a significant use of capital. We plan to continue to invest in advanced production facilities to maintain our competitive position.
The cash flow of approximately $148.4 million provided by operating activities in the year ended December 28, 2013 reflects cash earnings generation and a decrease in working capital, mainly from improved receivable collection. The cash flow of approximately $117.7 million provided by operating activities in the year ended December 29, 2012 reflects cash earnings generation and a small decrease in working capital. The cash flow of approximately $123.2 million for the year ended December 31, 2011 primarily reflected the same items with a smaller use of cash for taxes due to an income tax refund in 2011.
The cash flow of approximately $90.2 million used in investing activities in the year ended December 28, 2013 was for the acquisition of the assets of Primera Foods Corporation, capital expenditures and in August, 2013, we were required to increase, by $610,000, the level of guarantee required by our insurance carrier to be held in an escrow collateral money market account, classified as restricted cash in “long-term other assets.” The cash flow of approximately $37.3 million used in investing activities in the year ended December 29, 2012 was for capital expenditures compared to a capital spend of $45.2 million for the year ended December 31, 2011. Additionally, in November 2011, we invested an additional $500,000 in our China joint venture and in June 2011, we were required to increase, by $350,000, the level of guarantee required by our insurance carrier to be held in an escrow collateral money market account, classified as restricted cash in “long-term other assets.”
The cash flow of approximately $40.9 million used in financing activities for the year ended December 28, 2013 reflects term B loan prepayments of $31 million and other scheduled debt payments. The cash flow of approximately $105.3 million used in financing activities for the year ended December 29, 2012 reflects term B loan prepayments of $40 million, other scheduled debt payments, payment of deferred financing costs in connection with the amendment of our credit agreement in December and the issuance of the $275 million 8.5% / 9.25% PIK senior notes, which proceeds and cash from operations were used to pay a $321 million cash dividend to our shareholders, and the repurchase of certain of its shares from a terminated employee for $769,000. The cash flow of approximately $53.7 million used for the year ended December 31, 2011 reflects proceeds of the February 2011 refinancing, payment of the associated deferred financing costs, and a $65 million cash dividend paid to our shareholders.

EX 99.3

On June 29, 2010, we acquired Michael Foods Group, Inc., we are owned by GS Capital Partners VI Fund, L.P. and its affiliates (approximately 74%); affiliates and co-investors of Thomas H. Lee Partners, L.P. (approximately 21%); and certain current and former members of management (approximately 5%). As a result of the $1.675 billion merger, Michael Foods Group, Inc. entered into a credit agreement, with Bank of America, N.A. as administrative agent, which provided for availability up to $865 million and consisted of a $75 million revolving line of credit and a $790 million term B loan. On February 25, 2011, the Company completed a refinancing of the credit agreement. The amended and restated credit agreement, with Bank of America, N.A. as administrative agent, provides availability up to $915 million and consists of the following:

•
$75 million revolving line of credit, of which approximately $17.5 million matures June 29, 2015 with the remaining $57.5 million expiring February 25, 2016. The line bears interest at the greater of LIBOR or 1.75%, plus 4.5% margin for Eurodollar loans and the greater of base rate or 2.75%, plus 3.5% margin for base rate loans;

•
$840 million term B loan maturing February 25, 2018, amortizing at 1% per year, and bearing interest at the greater of LIBOR or 1.25%, plus 3% margin for Eurodollar loans and the greater of base rate or 2.25%, plus 2% margin for base rate loans;

•	In addition, the credit agreement permits us to incur incremental term and revolving loans in an aggregate amount not to exceed $200 million, subject to certain conditions.
On December 18, 2012, Michael Foods Holding, Inc. issued $275 million senior PIK notes, which accrue cash interest at a rate of 8.5%, with the option to PIK interest at a rate of 9.25% due July 2018. Interest on the 8.5% / 9.25% PIK senior notes is due semi-annually on January 15 and July 15.
Concurrent with the June 2010 merger, we issued $430 million of 9.75% senior notes maturing on July 15, 2018, with Wells Fargo Bank, National Association as Trustee. Interest on the 9.75% senior notes is due semi-annually on January 15 and July 15.
The credit agreement requires Michael Foods Group, Inc. to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the credit agreement and the indentures relating to the 9.75% senior notes due 2018 and the 8.25/9.5% PIK senior notes contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in these agreements. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on our results of operations, financial position and cash flow. In general, the debt covenants limit discretion in the operation of our businesses. We were in compliance with all of the covenants under the credit agreement, the 8.25% / 9.5% PIK senior notes and 9.75% senior notes as of December 28, 2013.
We use adjusted EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance; it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our indebtedness.
The following is a calculation of the minimum interest coverage and maximum leverage ratios under Michael Foods Group, Inc. credit agreement:

	Twelve Months Ended
(In thousands)	December 28, 2013		December 29, 2012
Calculation of Interest Coverage Ratio:
Adjusted EBITDA (1)	$260,843		$242,807
Consolidated Interest Charges (2)	79,916		78,154
Interest Coverage Ratio	3.26	x	3.11	x
Minimum Permitted Interest Coverage Ratio	1.90	x	1.90	x
Calculation of Leverage Ratio:
Funded Indebtedness (3)	$1,182,857		$1,224,647
Less: Cash and equivalents (Maximum $75,000)	(60,677)		(43,274)
	$1,122,180		$1,181,373
Adjusted EBITDA (1)	260,843		242,807
Leverage Ratio	4.30	x	4.87	x
Maximum Permitted Leverage Ratio	6.50	x	6.75	x

EX 99.3

(1) Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization and other adjustments) is defined in the credit agreement as follows:

	Twelve Months Ended
	December 28, 2013	December 29, 2012
	(Unaudited, in thousands)
Net earnings	$50,364	$30,094
Unrealized (gain) loss on currency transactions (a)	1,156	(440)
Consolidated net earnings	51,520	29,654
Interest expense	86,462	90,564
Income tax expense	25,208	12,524
Depreciation and amortization	91,535	97,646
Non-cash and stock option compensation	2,163	2,121
Unusual charges (b)	(1,342)	5,842
Costs associated with debt issuance	—	224
Costs associated with permitted acquisition	961	—
Costs associated with unconsummated acquisitions	—	1,832
Realized gain upon the disposition of property not in the ordinary course of business	(566)	—
Equity sponsor management fee	2,608	2,425
Expenses related to industrial revenue bonds guaranteed by certain of our subsidiaries	441	564
Projected acquisition synergies (c)	3,000	—
Unusual gain	(943)	—
Unrealized (gain) loss on swap contracts	(204)	(589)
Adjusted EBITDA, as defined in the credit agreement	$260,843	$242,807
(a) The unrealized (gain) loss on currency transactions relates to an intercompany note receivable denominated in Canadian currency and due from our Canadian subsidiary, MFI Food Canada Ltd.

(b)	The unusual charges relate to the jury award and subsequent mediated settlement in the National Pasteurized Eggs, Inc. litigation (See Note 7 to the consolidated financial statements).

(c)	Includes projected reductions in production costs and selling, general and administrative expenses as we integrate Primera customers and operations into our egg products division.
(2) Consolidated interest charges of Michael Foods Group, Inc., as calculated in the credit agreement, were as follows:

	Twelve Months Ended
	December 28, 2013	December 29, 2012
	(Unaudited, in thousands)
Gross interest expense	$86,735	$90,646
Plus:
Cash settlements on interest rate swaps	4,162	—
Minus:
Amortization of financing costs	10,239	10,120
Non-cash mark-to-market on interest rate swaps	742	2,372
Consolidated interest charges	$79,916	$78,154

EX 99.3

(3) Funded Indebtedness of Michael Foods Group, Inc. was as follows:

	December 28, 2013	December 29, 2012
	(Unaudited, in thousands)
Credit facility-revolving line of credit	$—	$—
Credit facility-term B loan	734,723	765,723
Senior unsecured notes	430,000	430,000
Secured notes	1,988	3,338
Capital leases	4,224	10,685
Guarantees	7,512	10,242
Other indebtedness	515	1,104
Insurance bonds	1,545	1,205
Standby letters of credit	2,350	2,350
	$1,182,857	$1,224,647

Reconciling Items to Long-term debt, including current maturities:
Insurance bonds	$(1,545)	$(1,205)
Guarantees	(815)	(1,775)
Standby letters of credit	(2,350)	(2,350)
Guarantee for Lang Fang MK Food Company credit facility	1,073	366
Original issue discount on term B loan	(8,158)	(10,280)
	(11,795)	(15,244)
Long-term debt, including current maturities	$1,171,062	$1,209,403
In December 2008, we entered into a $15.6 million variable-rate lease agreement to fund a portion of the equipment purchases at our new potato products facility. In December 2013, the lease was paid in full. On November 25, 2009, we entered into a variable-rate note for up to $7.5 million for additional financing for equipment for the new potato products facility. The $7.5 million note is due November 25, 2014. As of December 28, 2013, the outstanding balance was approximately $2 million and had an effective interest rate of 3.6%.
Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and otherwise satisfy our obligations will depend on our ability to generate sufficient cash in the future. This, to some extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We believe that, based on current levels of operations, we will be able to meet our debt service and other obligations when due. Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital, or restructure or refinance all or a portion of our debt, on or before maturity. We cannot assure our investors that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness may limit our ability to pursue any of these alternatives.
To manage exposure to counterparty credit risk, we enter into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are members of the lender group providing our credit facility, which management believes further minimizes the risk of non-performance.
In January 2011, we entered into futures contracts to fix the variable portion of the interest rate on $250 million of our variable rate debt. In August 2011, we entered into two additional futures contracts to fix the variable portion of the interest rate for $150 million more of our variable rate debt. On November 16, 2013, one of the $50 million contracts matured. See-Market Risk-Commodity Risk Management.
Our longer-term planning is focused on growing our sales, earnings and cash flows primarily by focusing on our existing business lines, expanding product offerings, increasing production capacity for value-added products and broadening customer

EX 99.3

bases. We believe our financial resources are sufficient to meet the working capital and capital spending necessary to execute our longer-term plans. In executing these plans, we expect to reduce debt over the coming years. However, possible significant acquisition activity could result in us seeking additional financing resources, which we believe would be available to us if sought. At December 28, 2013, we had $72.7 million of funds available on our revolving line of credit.

Contractual Obligations
The aggregate maturities of our long-term debt, our lease commitments and our long-term purchase commitments as of December 28, 2013 for the years subsequent to 2013, are as follows:

	Payments Due by Period (In thousands)
Contractual Obligations (3)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt, excluding capital lease obligations (1)	$1,449,996	$4,354	$4,632	$1,441,010	$—
Capital lease obligations	4,224	404	863	956	2,001
Operating lease obligations	38,544	6,017	10,518	8,070	13,939
Purchase obligations (2)	1,920,667	360,335	647,944	566,198	346,190
Interest on variable rate debt	138,009	35,805	65,102	37,102	—
Interest on fixed rate debt and other	327,139	65,585	130,910	130,644	—
Total	$3,878,579	$472,500	$859,969	$2,183,980	$362,130

(1)
Variable and fixed-rate debt interest obligations are included elsewhere in the table. The amount of debt obligations is the amount to be paid upon maturity of our debt instruments, excluding the unamortized original-issue discount on our term B loan.

(2)
A substantial portion relates to egg contracts. Estimates of future open market egg prices and feed costs were used to derive these figures. Hence, most of our purchase obligations are subject to notable market price risk.

(3)
The Company does not have any current obligations related to uncertain tax positions. Due to the uncertainty of the nature of its long-term positions, the Company is not able to reasonably estimate the timing of the long-term payments or the amount by which the liability will increase or decrease over time; therefore, the long-term portion of the tax liability of $2.1 million is excluded from the preceding table. See Note 4 to our consolidated financial statements.

We have entered into substantial purchase obligations to fulfill our egg and potato requirements. We maintain long-term egg procurement contracts with numerous cooperatives and egg producers throughout the Midwestern and Eastern United States and Canada, which supply approximately 59% of our annual external egg requirements. Most of these contracts vary in length from 18 to 120 months. Two egg suppliers each provide more than 10% of our annual egg requirements. Based upon the best estimates available to us for grain and egg prices, we project our purchases from our top five contracted egg suppliers under existing contracts will approximate $296.8 million in 2014, $303.9 million in 2015, $274.2 million in 2016, $274.6 million in 2017, and $274.6 million in 2018. The 2014 amount represents approximately 39% of our anticipated total egg requirements for the year. In addition, we have contracts to purchase potatoes that expire in 2014. These contracts will supply approximately 59% of the Refrigerated Potato Products Division’s raw potato needs in 2014. One potato supplier is expected to provide approximately 24% of our 2014 potato requirements. We purchase our cheese from numerous vendors on the open market at prevailing market prices. Please see our Contractual Obligations chart above for our estimated breakdown of these obligations during the coming years.
Capital Spending
We invested approximately $50.7 million in capital expenditures in 2013, $37.3 million in 2012 and $45.2 million in 2011. For each of these years, capital expenditures related to expanding capacity for higher value-added products, maintaining existing production facilities, and replacing tractors and trailers, among other projects. Capital spending of approximately $71 million is planned for 2014 and is expected to be funded by operating cash flows. We expect these investments to improve manufacturing efficiencies, customer service and product quality.
Guarantees
We have guaranteed, through our M.G. Waldbaum Company subsidiary, the repayment of certain industrial revenue bonds used for the expansion of the wastewater treatment facilities of two municipalities where we have food processing facilities. In September 2012, a refinancing of $8.5 million City of Wakefield, Nebraska 2012 series bonds was completed at an annual interest

EX 99.3

rate of 4.57%. We are required to pay the principal and interest payments related to these 2012 series bonds, which mature September 15, 2017. As of December 28, 2013, the outstanding balance of $6.7 million is included in current maturities of long-term debt and long-term debt. The remaining principal balance for all guaranteed bonds at December 28, 2013 was approximately $7.5 million.
Insurance
We maintain property, casualty, product liability and other general insurance programs, which we expect will have increases in premiums. We have experienced, and expect to continue to experience, rising premiums for our portion of health and dental insurance benefits offered to our employees.

Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate estimates, including those related to the allowance for doubtful accounts, goodwill and intangible assets, accrued promotion costs, accruals for insurance, accruals for environmental matters, valuation of financial instruments and income tax regulations. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We believe the following critical accounting policies reflect the significant judgments and estimates used in the preparation of our consolidated financial statements.
Allowance for Doubtful Accounts
We estimate the uncollectability of our accounts receivable and record an allowance for uncollectible accounts. In determining the adequacy of the allowance, we analyze the value of our customers’ financial statements, historical collection experience, aging of receivables and other economic and industry factors. It is possible that the accuracy of the estimation process could be materially impacted by different judgments as to collectability based on the information considered and further deterioration of accounts.
Goodwill, Customer Relationships and Other Intangibles
We assess the impairment of identifiable intangibles, long-lived assets and related goodwill annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the use of acquired assets or our business strategy, and significant negative industry or economic trends.
The goodwill impairment test is performed at the reporting unit level; our reporting units represent our operating divisions: Egg Products, Refrigerated Potato Products and Cheese & Other Dairy-Case Products. In conducting the goodwill impairment test, we first perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If we conclude that the fair value of the reporting unit is less than its carrying amount, then a two-step quantitative test for goodwill impairment is performed for the appropriate reporting units following the guidance within the Accounting Standards Codification. Otherwise, we conclude that no impairment is indicated and do not perform the two-step test.
In conducting the qualitative assessment, we analyze actual and projected growth trends of the reporting units net sales, gross margin and adjusted EBITDA and the results of prior quantitative tests performed. We also assess critical areas that may impact our business including economic conditions, market related exposures, competition, changes in product offerings and changes in key personnel. Based on the assessment conducted, we concluded that it was not more-likely-than-not that the fair value of each of our reporting units was less than its carrying amount, and did not perform the two-step test. As a result, no goodwill impairment charges were recorded in 2013.
Our definite-lived customer relationship intangible asset is being amortized over its estimated useful life and we concluded as of December 28, 2013, based upon our fair value analysis and low customer attrition, that this intangible asset is not impaired.

EX 99.3

We did not elect to utilize the qualitative assessment option available for testing our indefinite-lived trademarks for impairment in 2013 and therefore, the quantitative testing performed compares the fair value and carrying value of the trademarks. Fair value is primarily determined on the basis of estimated discount value, using the relief from royalty method. In our 2013 testing, the fair value of our trademarks exceeded the carrying value and no impairment was recorded.
Accrued Promotion Costs
The amount and timing of expense recognition for customer promotion activities involve management judgment related to estimated participation, performance levels, and historical promotion data and trends. The vast majority of year-end liabilities associated with these activities are resolved within the following fiscal year and do not require highly uncertain long-term estimates.
Customer incentive programs include customer rebates, volume discounts and allowance programs. We have contractual arrangements with our customers and utilize agreed-upon discounts to determine the accrued promotion costs related to these customers. In addition, we have contractual arrangements with end-user customers and utilize historical experience to estimate this accrual.
Accruals for Insurance
We are primarily self-insured for our medical and dental liability costs. We maintain high-deductible insurance policies for our workers compensation, general liability and automobile liability costs. It is our policy to record our self-insurance liabilities based on claims filed and an estimate of claims incurred but not yet reported. Any projection of losses concerning medical, dental, workers compensation, general liability and automobile liability is subject to a considerable degree of variability. Among the causes of this variability are unpredictable external factors affecting future rates, including inflation (particularly for medical costs), litigation trends, legal interpretations, benefit level changes and claim settlement patterns.
Accruals for Environmental Matters
We review environmental matters on a quarterly basis. Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Accruals are adjusted periodically as assessment and remediation efforts progress or when additional technical or legal information becomes available. Accruals for environmental liabilities are included in the balance sheet at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.
Financial Instruments
We are exposed to market risks from changes in commodity prices, which may adversely affect our operating results and financial position. When appropriate, we seek to minimize our risks from commodity price fluctuations through the use of derivative financial instruments, such as commodity purchase contracts, which are classified as derivatives along with other instruments relating primarily to corn, soybean meal, cheese, energy related needs and interest rates. The fair value of these financial instruments is based on estimated amounts, which may fluctuate with market conditions.
Income Taxes
Income tax expense involves management judgment as to the ultimate resolution of any tax issues. Historically, our assessments of the ultimate resolution of tax issues have been reasonably accurate. The current open issues are not dissimilar from historical items.
Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax bases of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. Due to the size of our temporary differences, a change in enacted state tax laws, changes in the composition of our companies that file in a particular state, or changes in state apportionment factors can have a significant impact on our deferred tax provision and therefore on our overall effective tax rate for the current period. Likewise, the size of our temporary differences and their expected reversals generally result in our cash taxes being significantly more than tax expense reported in our consolidated financial statements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more-likely-than-not expected to be realized. We are included in a consolidated federal income tax return with MFI Holding. State income taxes are filed on either a combined or separate company basis.

EX 99.3

When evaluating our tax positions, we account for uncertainty in income taxes in our consolidated financial statements. The evaluation of a tax position is a two-step process, the first step being recognition. We determine whether it is more-likely-than-not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. If a tax position does not meet the more-likely-than-not threshold, the benefit of that position is not recognized in our financial statements. The second step is measurement. The tax position is measured as the largest amount of benefit that is more-likely-than-not of being realized upon ultimate resolution with a taxing authority.
Stock-based Compensation
The valuation of stock options is a significant accounting estimate which requires us to use judgment and assumptions that are likely to have a material impact on our financial statements. Annually, we make predictive assumptions regarding future stock price volatility, employee exercise behavior, dividend yield, and the forfeiture rate.
As our stock is not publicly traded, we estimate our future stock price volatility using the historical volatility of five publicly traded comparative companies in our industry over the expected term of the option. If all other assumptions are held constant, a one percentage point increase in our fiscal 2013 volatility assumption would increase the grant-date fair value of our Class A 2013 option awards by 3%. Our expected term represents the period of time that options granted are expected to be outstanding, based on historical data to estimate option exercise and employee termination within the valuation model. An increase in the expected term by one year, leaving all other assumptions constant, would increase the grant date fair value of our Class A 2013 option awards by 9%. The risk-free interest rate for periods during the expected term of the options is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant.
The assumptions used for the Black-Scholes option-pricing model were as follows:

2013
Risk-free interest rate	0.81%
Expected term (in years)	5
Expected volatility	32.78%
Expected dividends	None
To the extent that actual outcomes differ from our assumptions, we are not required to true up grant-date fair value-based expense to final intrinsic values. However, these differences can impact the classification of cash tax benefits realized upon exercise of stock options.
Recent Accounting Pronouncements
See Note 1 to the consolidated financial statements for discussion on recent accounting pronouncements.
Market Risk
Commodity Risk Management
The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future commodity prices. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of commodity contracts, where practicable. We do not trade or use instruments with the objective of earning financial gains on the commodity price fluctuations, nor do we use instruments where there are not underlying exposures.
The primary raw materials used in the production of eggs are corn and soybean meal. We purchase these materials to feed our hens, which produce approximately 25% of our annual egg requirements. Shell and liquid eggs are purchased from third-party suppliers and in the spot market for the remainder of the Egg Products Division’s needs. Eggs, corn and soybean meal are commodities that are subject to significant price fluctuations due to market conditions which, in certain circumstances, can adversely affect the results of our operations.
In order to reduce the impact of changes in commodity prices on our operating results, we have developed a risk management strategy that includes the following elements:

•
We seek to align our procurement and sales volumes by matching the percentage of variable pricing contracts that we have with our customers with the percentage of raw materials procured on a variable basis. This matching of our variable-

EX 99.3

priced procurement contracts with variable-priced sales contracts provides us with a natural hedge during times of grain and egg market volatility. As part of this effort, most of our customer contracts are variable-pricing contracts that are priced off the same index used to purchase shell and liquid eggs, compared to the longer duration fixed-price contracts of the past. Over the past several years, we have transitioned a significant number of our customers to variable-price contracts. This transition has allowed us to regularly adjust our pricing to reflect our current cost structure and it provides the customer with more transparency to their costs. To the extent that the contracts are based upon grain inputs, we try to cover a majority of the grain needed to supply that volume from either internal egg production or third-party procurement contracts, which are generally priced based upon grain indexes. The goal of this activity is to protect against unexpected increases in grain prices and to provide predictability with respect to a portion of future raw materials costs, but there is no assurance that our risk management activities will provide sufficient protection from price fluctuations. Hedging can diminish the opportunity to benefit from the improved margins that would result from an unanticipated decline in grain prices.

•
We attempt to limit our exposure to fixed-price agreements due to the unprecedented volatility in grain costs the past few years. We try to limit fixed-price contracts to one year or less in duration and typically hedge the grain costs associated with them to lock in the negotiated margin.

•
We are continuing to transition customers from lower value-added egg products to higher margin, higher value-added specialty products. These products are less sensitive to fluctuations in underlying commodity prices because the raw material component is a smaller percentage of total cost and we generally have the ability to pass through to customers certain cost increases related to our higher value-added egg products.

We analyzed the estimated exposure to market risk associated with corn and soybean meal futures contracts. These futures contracts had a notional value of $25 million for open commodity positions at December 28, 2013. Market risk of $2.5 million is estimated as the potential loss in fair value on the open futures contracts resulting from a hypothetical 10% adverse change in commodity prices.
We partially mitigate some of our natural gas requirements for producing our products by fixing the price for a portion of our natural gas usage, when appropriate. At December 28, 2013, we had futures contracts for natural gas to cover approximately 5% of our estimated annual usage for 2014. At December 28, 2013 the notional value of the futures contracts for natural gas was approximately $0.3 million, with a market risk of $0.03 million. We also partially mitigate the risk of variability of our transportation-related fuel costs through the use of home heating oil futures contracts. At December 28, 2013, we had futures contracts for transportation-related fuel to cover approximately 7% of our estimated annual usage for 2014. At December 28, 2013 the notional value of the futures contracts for transportation-related fuel was approximately $2.4 million, with a market risk of $0.24 million. We also partially mitigate the risk of variability of our currency transaction-related costs through the use of foreign currency futures contracts. At December 28, 2013, the notional value of the currency transaction-related futures contracts was approximately $2.8 million, with a market risk of $0.28 million. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in price.
Additionally, there is market risk with interest rates. Debt obligations under our credit agreement of approximately $734.7 million carry a variable rate of interest. The interest paid on these obligations will float with changes in LIBOR interest rates. However, the credit agreement includes a floor on LIBOR contracts of 1.25%. A change in the interest rate on this debt could impact our earnings. The effect on pretax earnings in the next twelve months resulting from a hypothetical 1% increase to interest rates would approximate $7.3 million to the extent it exceeds our LIBOR floor. At the current rates, a 1% increase would not impact our expense as 90-day LIBOR rates are currently approximately 0.24%.
In January 2011, we entered into futures contracts to fix the variable portion of the interest rate on $250 million of our variable rate debt. In August 2011, we entered into two additional futures contracts to fix the variable portion of the interest rate for $150 million more of our variable rate debt. On November 16, 2013, one of the $50 million contracts matured. The following is a summary of the key interest rate hedge contract terms as of December 28, 2013:

Notional Amounts	Effective Date	Maturity Date	Fixed Rate
$50 million	November 16, 2012	November 16, 2014	3.16%
$150 million	November 16, 2012	May 16, 2015	3.35%
$75 million	June 16, 2013	June 16, 2015	1.895%
$75 million	June 16, 2013	June 16, 2015	1.91%